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                                                                    Exhibit (99)



CONTACT: Thomas W. Zaucha, Chairman & CEO
         Northstar Health Services, Inc.
         (724) 465-3200

         Tracey L. Missien, Director of Investor Relations
         Northstar Health Services, Inc.
         (724) 465-3710

                                                           FOR IMMEDIATE RELEASE


        NORTHSTAR HEALTH TO RETAIN INTEREST IN MOBILE DIAGNOSTIC INDUSTRY


INDIANA, PA - SEPTEMBER 1, 1998 - Northstar Health Services, Inc. (OTCBB:NSTR) today announced that it will retain its interest in the mobile diagnostic business. The Company had previously announced its decision to withdraw from the mobile diagnostic industry; however, it has not been able to reach a successful agreement with any potential purchasers. Therefore, the Company has made a renewed commitment to improve the operational efficiencies and quality of services of this segment of its business.

Thomas W. Zaucha, Chairman and CEO of Northstar Health Services, Inc. stated, "We have resolved to revive our present interest in the mobile diagnostic business. Although we have improved the financial results of this division in recent months, an injection of additional time and capital will be required to further strengthen this arm of the Company. We plan to upgrade our ultrasound and mammography testing equipment in order to comply with upcoming regulatory guidelines and to meet the demands of the marketplace."

Northstar Health Services, Inc. is a leading regional provider of outpatient physical rehabilitation services, mobile diagnostic testing and contracted long term care services in Pennsylvania, Ohio and West Virginia.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitations, the outcome of Year 2000 remediation assessments, changes in policies regarding reimbursement, increased levels of competition, competition for qualified personnel, the outcomes of current litigation involving the Company, defaults in borrowing arrangements, outcome of debt restructuring negotiations, and the ability to have its Common Stock relisted on a national market or exchange and other risks detailed from time to time in the Company's SEC reports.


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